Exhibit 99.1

AIM ImmunoTech Announces Publication of Positive Results from Phase 1/2 Study of Intraperitoneal Chemo-Immunotherapy in Advanced Recurrent Ovarian Cancer

Chemokine-modulating IP chemo-immunotherapy combination demonstrated to be well tolerated, and associated with interferon stimulated gene changes that favor cytotoxic T lymphocytes chemoattraction and function

Strength of data support advancement into Phase 2 clinical study

Phase 2 study will be conducted to evaluate immunologic and clinical efficacy of tumor loaded αDC1 vaccine in conjunction with the cisplatin/chemokine modulatory combination regimen

OCALA, FL (January 24, 2022) – AIM ImmunoTech Inc. (NYSE: American AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus, today announced the publication of positive data from a Phase 1/2 study of intraperitoneal chemo-immunotherapy in advanced recurrent ovarian cancer. The manuscript titled, “Phase I trial combining chemokine-targeting with loco-regional chemo-immunotherapy for recurrent, platinum-sensitive ovarian cancer shows induction of CXCR3 ligands and markers of type 1 immunity1“ was published in the American Association for Cancer Research publication, Clinical Cancer Research.

The Phase 1/2 study being conducted by the University of Pittsburgh School of Medicine is designed to evaluate the immunologic and potential clinical effectiveness of intensive locoregional sequential intraperitoneal (IP) cisplatin (IPC) with intravenous (iv) paclitaxel followed by peritoneal infusion of a chemokine modulatory (CKM) regimen composed of a cocktail of IP rintatolimod and interferon-alpha (IFNα) for patients with advanced stage ovarian cancer (III-IV) at primary neoadjuvant setting. AIM ImmunoTech provided rintatolimod (Ampligen®, a dsRNA acting as TLR3 agonist), for the Phase 1/2 study.

“These results represent an important extension of prior studies using human tumor explants that showed Ampligen’s potentially important role as a TLR3 agonist acting synergistically with high-dose IFNα and celecoxib to selectively enhance Teff cell-attractants while suppressing Treg-attractants in the tumor microenvironment with a concomitant increase in the Teff/Treg ratio. This current study shows that similar findings are seen combining Ampligen with chemokine-targeting and chemo-immunotherapy in patients being treated for recurrent ovarian cancer. The importance of boosting the Teff/Treg ratio in the tumor microenvironment is that it is associated with the conversion of ‘cold’ tumors into ‘hot’ tumors, which have an increased sensitivity to chemo-immunotherapy and an improved chance of showing tumor regression. This, of course, creates the potential for a positive survival advantage,” stated David Strayer, MD, Chief Medical Officer, Chief Scientific Officer of the Company and Board Certified in Medical Oncology.

1 Clin Cancer Res January 19 2022 DOI: 10.1158/1078-0432.CCR-21-3659

Thomas Equels, Chief Executive Officer of AIM commented, “We are very pleased with these results. Ampligen® has demonstrated broad immunological effects and we believe has the potential to be a key component in the treatment of ovarian cancer. We are grateful to the University of Pittsburg School of Medicine and are excited to provide support for a larger Phase 2 study which we believe has the potential to provide hope for patients and their families, as well as drive significant shareholder value.”

Twelve patients were enrolled in Phase 1 portion of the trial and were treated with IP cisplatin, IP Ampligen®, and oral celecoxib (COX-2 blocker). Patients in cohorts 2, 3 and 4 also received IP IFNα at 2, 6 and 18 million units, respectively. The primary objectives of the study were to evaluate safety, identify Phase 2 recommended dose and characterize changes in the immune TME. Peritoneal resident cells and IP wash fluid were profiled via NanoString and Meso Scale Discovery (MSD) multiplex assay, respectively.

Of the 12 patients enrolled in this Phase 1 trial, 9 (75%) were evaluable for safety, toxicity, and other endpoints. The 3 non-evaluable patients did not complete at least 3 cycles, due to platinum hypersensitivity reactions or port complications. Overall, the regimen was well tolerated, apart from the highest dose of IFNα. Most common toxicities for all grades were anemia (58%), hypomagnesemia (50%), hyponatremia (41.7%), arthralgia (41.7%), and fatigue (41.7%). There was one grade 4 hypomagnesemia (8.3%). Dose limiting toxicities of abdominal pain of grade 3 or more were noted in two patients who received 18MU IFNα (cohort 4).

The Phase 2 recommended dose of IFNα was 6 million units every 3 weeks. Median PFS was 8.4 (3-16.4) months. Median overall survival was 30 (8-66) months. The Company believes these survival outcome data provide an encouraging early signal. Overall response rate was 55.6% and the disease control rate (DCR) was 77.8%, consistent with the expected platinum-sensitive response. Among responders, median duration of response was 11.7 (6-16.4) months.

Key Results Highlights

●	Determination of the safety profile and identification of Phase 2 recommended dose for the combination of local cisplatin, Ampligen and IFNα, with oral celecoxib;
●	Chemo-immunotherapy combination triggers robust transcriptomic changes in peritoneal resident cells obtained in longitudinal sampling via IP washes;
●	Protein content of IP wash fluid captures treatment-induced increases of IFN-induced immune effector molecules; and
●	Tumor immune profile at interval debulking shows partial overlap with IP wash, and points to upregulation of genes encoding for perforin and granzyme B.

Longitudinal sampling of the peritoneal cavity via IP washes demonstrated local upregulation of interferon-stimulated genes, including CTL-attracting chemokines (CXCL-9, -10, -11), MHC I/II, perforin and granzymes. These changes were present two days post chemokine modulation and subsided within one week.

“Epithelial ovarian cancer, the most common form of ovarian cancer, is the most aggressive gynecologic cancer and despite aggressive surgery and chemotherapy treatment options, the 5-year survival rate for patients with advanced high grade serous ovarian cancer remains low. I am very encouraged by the results from this study. With our growing body of positive data, I look forward to further advancing development of this important program with the hope of addressing the significant unmet medical need,” added Robert P. Edwards MD, Milton McCall Professor and Chairman, Department of Obstetrics, Gynecology, and Reproductive Sciences, University of Pittsburgh School of Medicine, Director of Women’s Health for UPMC.

Based on these encouraging results, the Company plans on supporting a follow-up Phase 2 trial that will specifically define the immunologic and clinical efficacy of tumor loaded αDC1 vaccine in conjunction with the cisplatin/chemokine modulatory combination regimen will be conducted.

For more information about the Phase 1/2 study, please visit clinicaltrials.gov and reference identifier NCT02432378.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

For more information, please visit www.aimimmuno.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. While the Company believes that the results of the Phase 1/2 study of intraperitoneal chemo-immunotherapy in advanced recurrent ovarian cancer were positive, significant additional testing will be required. No assurances can be given as to whether any studies will be successful or yield favorable data. Additionally, studies and trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. There is also the potential for delays in clinical trial enrollment and reporting because of the COVID-19 medical emergency. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com